EXHIBIT 3.12

                                    FORMALLY

                         WILSON FIBERFIL HOLDINGS, INC.

                                     BY-LAWS

                                    ARTICLE I

                                  STOCKHOLDERS

         Section 1. The annual meeting of the stockholders, commencing with the year 1984, for the purpose of electing directors and transacting such other business as may properly be brought before the meeting, shall be held at the office of Dart & Kraft, Inc., Northbrook, Illinois, on the second Thursday in September of each year (or if said day be a legal holiday, then on the next succeeding day not a holiday) at 2:00 o'clock in the afternoon, or at such other place, within or without the State of Delaware, date, and time as shall be determined by the Board of Directors, the Chairman of the Board of Directors, the President, any Vice President, or the holders of a majority of the issued and outstanding stock entitled to vote at the meeting.

         Section 2. Special meetings of the stockholders may be held upon call of the Board of Directors, the Chairman of the Board of Directors, the President, any Vice President, or the holders of a majority of the issued and outstanding stock of the Corporation entitled to vote at the meeting, at such time and at such place, within or without the State of Delaware, as shall be provided in such call.

         Section 3. The holders of a majority of the issued and outstanding shares of stock entitled to vote at a meeting of stockholders, present in person or represented by proxy, shall constitute a quorum for the transaction of business at such meeting. The holders of a majority of such shares so present or represented, whether or not constituting a quorum, may adjourn the meeting from time to time. No notice of the time, place or purposes of adjourned meetings need be given except as required by law.

         Section 4. Except as may be provided by law, the vote of the holders of a majority of the issued and outstanding shares of stock having voting power and present in person or represented by proxy at any meeting of stockholders at which a quorum is present shall decide any matter properly brought before such meeting.

                                   ARTICLE II

                                    DIRECTORS

     Section 1. The Board of Directors shall consist of three directors. Each director shall hold office until his successor is elected and qualified, or until his earlier resignation or removal. Any director may be removed from office at any time by the stockholders, with or without cause. Vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the stockholders.

         Section 2. Meetings of the Board of Directors may be held within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors way be held upon call of a majority of the directors, the Chairman of the Board of Directors, President, or any Vice President on not less than two full days' oral, telegraphic, or written notice of the time and place of such meeting to each director. A meeting of the Board of Directors may be held without notice immediately after the annual meeting of the stockholders at the same place at which such meeting is held.

         Section 3. One third of the total number of directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. If there be no such quorum, a majority of the directors present may adjourn the meeting from time to time until a quorum is present and no further notice shall be required. The vote of a majority of the directors present at a meeting of the Board of Directors at which a quorum is present shall decide any matter properly brought before such meeting.

                                   ARTICLE III

                                    OFFICERS

         Section 1. The Board of Directors at its first meeting after each annual meeting of the stockholders shall choose a President, one or more Vice Presidents, a Secretary, and a Treasurer, and from time to time may choose such other officers (including a Chairman of the Board at Directors) and such assistant officers as it shall deem proper.

         Section 2. Each officer shall hold office until his successor is chosen and qualified, or until his earlier resignation or removal by the Board of Directors, which removal may be with or without cause. A vacancy occurring in any office may be filled at any time by the Board of Directors.

         Section 3. All officers shall have such authority and perform such duties in the management of the corporation as generally pertain to their respective offices and shall also have such authority and perform such duties in the management of the corporation as from time to time may be conferred by the Board of Directors.

                                   ARTICLE IV

                              CERTIFICATES OF STOCK

         Certificates representing shares of stock shall be in such form as the Board of Directors may from time to time prescribe. Such certificates shall be signed by the Chairman of the Board of Directors, the President or a Vice President, and by the Secretary or an Assistant Secretary, and be sealed with the seal of the Corporation or a facsimile thereof.

                                    ARTICLE V

                                   FISCAL YEAR

         The fiscal year of the corporation shall end as determined by the Board of Directors.

                                   ARTICLE VI

                                 CORPORATE SEAL

         The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization, and the words "Corporate Seal" and "Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

                                   ARTICLE VII

                                   AMENDMENTS

         The By-laws may at any time be altered, amended, or repealed by the stockholders or the Board of Directors.